                                                                     EXHIBIT 2.3


                                ESCROW AGREEMENT


                  THIS ESCROW AGREEMENT (this "AGREEMENT") is entered into as of October 10, 2001, by and among DoubleClick Inc., a Delaware corporation ("DOUBLECLICK"), First Union National Bank, as escrow agent ("ESCROW AGENT"), and MessageMedia, Inc., a Delaware corporation ("MESSAGEMEDIA").

                  WHEREAS, DoubleClick and MessageMedia (the "INTERESTED PARTIES") have entered into an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 10, 2001 (the "MERGER Agreement");

                  WHEREAS, DoubleClick and MessageMedia have entered into a Note Purchase Agreement, dated as of October 10, 2001 (the "NOTE PURCHASE AGREEMENT"), pursuant to which DoubleClick intends to provide funding to MessageMedia prior to the effective time of the Merger Agreement; and

                  WHEREAS, DoubleClick, Escrow Agent, and MessageMedia (the "PARTIES") desire to establish the terms and conditions pursuant to which an escrow account will be established and maintained in furtherance of the transactions contemplated by the Note Purchase Agreement.

                  NOW, THEREFORE, the Parties hereto hereby agree as follows:

                  1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

                  2. Appointments. First Union National Bank hereby accepts its appointment as Escrow Agent hereunder. DoubleClick hereby appoints Elizabeth Wang, its Vice President and General Counsel, and William Mills, its Vice President, Corporate Development, to act, either jointly or individually, on behalf of DoubleClick for all purposes hereunder (each, a "DOUBLECLICK REPRESENTATIVE"). MessageMedia hereby appoints A. Laurence Jones, its Chief Executive Officer, and William Buchholz, its Chief Financial Officer, to act, either jointly or individually, on behalf of MessageMedia on all matters relating to this Agreement (each, a "MESSAGEMEDIA REPRESENTATIVE"). The actions of a DoubleClick Representative or a MessageMedia Representative under or pursuant to this Agreement shall be binding on DoubleClick and MessageMedia, respectively.

                  3. Escrow of Cash Payment by DoubleClick. Concurrently with the execution of the Note Purchase Agreement, DoubleClick shall deposit, on behalf of MessageMedia, with Escrow Agent an aggregate of $1,500,000 (the "ESCROW PROPERTY"). Escrow Agent agrees to accept delivery of the Escrow Property and to hold the Escrow Property in a money market account (the "ESCROW CASH ACCOUNT") mutually acceptable to a DoubleClick Representative and a MessageMedia Representative, as specified in written instructions from such Representatives.

                  4. Transferability; Sale. The interest of MessageMedia in any property comprising the Escrow Property shall not be assignable or transferable so long as such Escrow

Property is held by Escrow Agent hereunder; provided, however, that Escrow Agent may sell, transfer, or otherwise dispose of Escrow Property pursuant to Section 5 hereof, and as otherwise provided in this Agreement.

                  5. Release of Escrow Property. (a) Unless DoubleClick has provided written notice (a "CLAIM NOTICE"), on or prior to 12:00 p.m., New York time, on October 29, 2001 (the "FIRST FUNDING DATE"), to Escrow Agent (with a copy to MessageMedia), stating that MessageMedia has accepted a Company Superior Proposal (as defined in the Merger Agreement), then as long as Message Media shall have delivered to Escrow Agent (with a copy to DoubleClick) a certificate of its Chief Executive Officer or Chief Financial Officer stating that MessageMedia has performed and complied with all agreements, obligations and conditions contained in the Note Purchase Agreement and the Merger Agreement that are required to be performed by it on or before the First Funding Date, Escrow Agent shall, after 12:00 p.m., New York time, on October 29, 2001 (or, if the certificate referred to above in this subsection (a) shall not yet have been delivered to Escrow Agent, promptly after receipt of such certificate), transfer, deliver and assign to MessageMedia One Million Dollars ($1,000,000) from the Escrow Property; provided, that any interest earned thereon shall be promptly transferred, delivered and assigned to DoubleClick. No Claim Notice shall be deemed to have been delivered to Escrow Agent until it is actually received by Escrow Agent at the address set forth in Section 10 hereof.

                      (a) If Escrow Agent has received a Claim Notice by
12:00 p.m., New York time, on the First Funding Date or if MessageMedia shall not have delivered to Escrow Agent (with a copy to DoubleClick) a certificate of its Chief Executive Officer or Chief Financial Officer by November 15, 2001 stating that MessageMedia has performed and complied with all agreements, obligations and conditions contained in the Note Purchase Agreement and the Merger Agreement that are required to be performed by it on or before the First Funding Date, then Escrow Agent shall, promptly thereafter, transfer, deliver and assign to DoubleClick One Million Dollars ($1,000,000) from the Escrow Property, together with any interest earned thereon.

                      (b) Unless DoubleClick has provided a Claim Notice on or prior to 12:00 p.m., New York time, on November 12, 2001 (the "SECOND FUNDING DATE"), to Escrow Agent (with a copy to MessageMedia), stating either that (i) MessageMedia has not yet satisfied all outstanding comments of the U.S. Securities and Exchange Commission regarding the Proxy Statement (as defined in the Merger Agreement) which relate to MessageMedia or (ii) the Registration Statement (as defined in the Merger Agreement) has been declared effective by the U.S. Securities and Exchange Commission, then Escrow Agent shall, on November 12, 2001 (or, if the certificate referred to below in this subsection
(c) shall not yet have been delivered to Escrow Agent, promptly after receipt of such certificate), transfer, deliver and assign to MessageMedia Five Hundred Thousand Dollars ($500,000) from the Escrow Property; provided, that, prior to the release of such $500,000, MessageMedia shall have delivered to Escrow Agent (with a copy to DoubleClick) a certificate of its Chief Executive Officer or Chief Financial Officer stating that MessageMedia has performed and complied with all agreements, obligations and conditions contained in the Note Purchase Agreement and the Merger Agreement that are required to be performed by it on or before the Second Funding Date; provided, further, that any interest earned thereon shall be promptly transferred, delivered and assigned to DoubleClick. No

Claim Notice shall be deemed to have been delivered to Escrow Agent until it is actually received by Escrow Agent at the address set forth in Section 10 hereof.

                      (c) If Escrow Agent has received a Claim Notice by
12:00 p.m., New York time, on the Second Funding Date, then Escrow Agent shall, promptly thereafter, transfer, deliver and assign to DoubleClick Five Hundred Thousand Dollars ($500,000) from the Escrow Property, together with any interest earned thereon.

                  6. Fees and Expenses of the Escrow Agent. Each of DoubleClick and MessageMedia agrees to pay to the Escrow Agent one half of the Escrow Agent's reasonable fees and expenses, including attorneys' fees, travel expenses, postal and delivery charges, and all other out-of-pocket expenses, in accepting and performing its appointment as escrow agent hereunder (collectively, the "ESCROW AGENT EXPENSES").

                  7. General Terms and Standards Regarding Escrow Agent. Notwithstanding any terms of this Agreement to the contrary, each term of this Agreement, including, without limitation, each of the stated duties and responsibilities of Escrow Agent set forth herein, shall be subject to the following terms and conditions:

                      (a) The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth in this Agreement (and the duty to exercise reasonable care in the physical safekeeping of any property held in escrow hereunder), and no implied duties, responsibilities or obligations shall be read into this Agreement against Escrow Agent. Without limiting the generality of the foregoing, Escrow Agent shall have no duty to take action to preserve or exercise rights in any property held by it hereunder (including, without limitation, against prior parties or otherwise).

                      (b) Escrow Agent shall not be subject to, bound by, charged with notice of or be required to comply with or interpret any agreement or document (including, without limitation, the Note Purchase Agreement, any note issued pursuant thereto and the Merger Agreement) between or among the Interested Parties (whether or not reference to any such other agreement or documents is expressed herein) other than this Agreement.

                      (c) Escrow Agent shall in no instance be under any duty to give any property held by it hereunder any greater degree of care than it gives its own similar property. Escrow Agent shall not be required to invest any funds held hereunder, and shall not be obligated to pay interest on uninvested funds. All amounts received by Escrow Agent (and any credits to Escrow Cash Account) shall be conditional upon collection (and actual receipt by the Escrow Agent) of final payment. In no event shall Escrow Agent have any obligation to advance funds.

                      (d) Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction, statement, request, waiver, order, judgement, certification, consent, receipt or other paper or document furnished to it (not only as to genuineness, but also as to its due execution and validity, the genuineness of signatures appearing thereon and as to the truth and accuracy of any information therein contained), which it in good faith believes to be genuine and signed or presented by the proper person.

                      (e) Neither Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it or any of its directors, officers or employees, or for any mistake of fact or law, or for anything which it, or any of its directors, officers or employees, may do or refrain from doing in connection with or in the administration of this Agreement, unless and except to the extent the same constitutes gross negligence, bad faith or willful misconduct on the part of Escrow Agent. In no event shall the Escrow Agent be liable for any indirect, punitive, special or consequential damages, or any amount in excess of the value of Escrow Property (as of the date of the action or omission giving rise to liability).

                      (f) Escrow Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless in writing received by Escrow Agent and making specific reference to this Agreement.

                      (g) No provision of this Agreement shall require Escrow Agent to expend or risk its own funds, or to take any legal or other action hereunder which might in its judgment involve it in, or require it to incur in connection with the performance of its duties hereunder, any expense or any financial liability unless it shall be furnished with indemnification acceptable to it.

                      (h) Any permissive right of Escrow Agent to take any action hereunder shall not be construed as duty.

                      (i) All indemnifications contained in this Agreement shall survive the resignation or removal of Escrow Agent, and shall survive the termination of this Agreement.

                      (j) Escrow Agent is not responsible for the recitals appearing in this Agreement. The recitals shall be deemed to be statements of the Interested Parties to this Agreement.

                      (k) Escrow Agent has no responsibility for the sufficiency of this Agreement for any purpose. Without limiting the foregoing, if any security interest is referred to herein, Escrow Agent shall have no responsibility for, and makes no representation or warranty as to, the creation, attachment or perfection of any such security interest or the sufficiency of this Agreement therefor.

                      (l) Nothing in this Agreement shall obligate Escrow Agent to qualify to do business or act in any jurisdiction in which it is not presently qualified to do business, or be deemed to impose upon Escrow Agent the duties of a trustee. The duties of Escrow Agent under this Agreement are strictly ministerial in nature.

                      (m) In no event shall Escrow Agent have any liability for any failure or inability of any of the Interested Parties to perform or observe his or its duties under the Agreement, or by reason of a breach of this Agreement by either of the Interested Parties. In no event shall Escrow Agent be obligated to take any action against any of the Interested Parties to compel performance hereunder.

                      (n) Escrow Agent shall in no instance be obligated to commence, prosecute or defend any legal proceedings in connection herewith. Escrow Agent shall be authorized and entitled, however, in any instance to commence, prosecute or defend any legal proceedings in connection herewith, including without limitation any proceeding it may deem necessary to resolve any matter or dispute, to obtain a necessary declaration of rights, or to appoint a successor upon resignation (and after failure by the Interested Parties to appoint a successor, as provided in Section 11).

                      (o) Whenever the terms hereof call for any notice, payment or other action on a day which is not a business day, such payment or action may be taken, or such notice given, as the case may be, on the next succeeding business day. As used herein, "BUSINESS DAY" shall mean any day other than a Saturday or Sunday, or any other day on which Escrow Agent is closed for business.

                      (p) In the event of any ambiguity or uncertainty under this Agreement, or in any notice, instruction, or other communication received by Escrow Agent hereunder, Escrow Agent may, in its reasonable discretion, refrain from taking action, and may retain the Escrow Property, until and unless it receives written instruction signed by all Interested Parties, or a decision by a court of competent jurisdiction which eliminates such uncertainty or ambiguity.

                      (q) If at any time Escrow Agent is served with any judicial or administrative order, judgement, decree, writ or other form of judicial administrative process which in any way relates to or affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the Escrow Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel reasonably deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgement, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the Parties hereto or to any other person or entity notwithstanding that though such order, judgement, decree, writ or process may be subsequently modified, annulled, set aside, vacated, found to have been without proper jurisdiction, or otherwise determined to have been without legal force or effect.

                      (r) Escrow Agent shall have no liability for the actions or omissions of any transfer agent, book-entry depository, nominee, correspondent, subagent or subcustodian, except to the extent that such action or omission of any transfer agent, book-entry depository, nominee, correspondent, subagent or subcustodian was caused by Escrow Agent's own gross negligence, bad faith or willful misconduct.

                  8. Indemnification.

                      (a) General. Each of DoubleClick and MessageMedia agrees to indemnify Escrow Agent for, and to defend and hold harmless Escrow Agent from and against, any and every loss, liability, damage, claim, cost and expense of any nature incurred or suffered by Escrow Agent and arising out of or in connection with this Agreement or the administration of this Agreement or the performance or observance by Escrow Agent of its responsibilities or services under this Agreement (including, but not limited to, reasonable attorneys fees and other costs and expenses of defending or preparing to defend against any claim or liability), unless and except to the extent such loss, liability, damage, cost or expense shall be caused by the Escrow Agent's own willful misconduct, bad faith or gross negligence.

                      (b) Tax-Related Matters. Each of DoubleClick and MessageMedia agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Property under this Agreement, and, without limiting the generality of Section 8(a) above, hereby agrees to indemnify and hold Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against Escrow Agent on any such payment or other activities under this Agreement. DoubleClick and MessageMedia undertake to instruct Escrow Agent in writing with respect to Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Each of DoubleClick and MessageMedia agrees to indemnify and hold Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including, without limitation, the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties. The Interested Parties shall each promptly provide to Escrow Agent with appropriate IRS Forms W-9 for taxpayer identification number certifications, or Forms W-8 for nonresident alien certifications in connection with any payments to be made to them.

                  9. Termination. This Agreement shall terminate upon the later of the Second Funding Date or the distribution by Escrow Agent of all of the Escrow Property in accordance with this Agreement; provided that the provisions of Sections 1, 7, 8, 9, 10, 11 and 12 above shall survive such termination.

                  10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

                  if to MessageMedia:

                           MessageMedia, Inc.
                           371 Centennial Parkway
                           Louisville, CO  80027
                           Attn:  William Buchholz
                           Facsimile:  (303) 381-3942
                           with a copy to:

                           Cooley Godward LLP
                           380 Interlocken Crescent, Suite 900
                           Broomfield, CO  80021
                           Attn:  Michael L. Platt
                           Facsimile:  (720) 566-4099

                  if to DoubleClick:

                           DoubleClick Inc.
                           450 West 33rd Street
                           New York, NY  10001
                           Attn:  Elizabeth Wang
                           Facsimile:  (212) 287-9704

                           with a copy to:

                           Brobeck, Phleger & Harrison LLP
                           1633 Broadway, 47th Floor
                           New York, NY 10019
                           Attention:  Scott L. Kaufman
                           Facsimile:  (212) 586-7878

                  if to Escrow Agent at:

                           First Union National Bank
                           21 South Street, 3rd Floor
                           Morristown, New Jersey 07960
                           Attention: Corporate Trust Administrator
                           Facsimile: (973) 682-4531

                  11. Successor Escrow Agent. In the event Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties, not less than 60 days prior to the date when such resignation shall take effect. DoubleClick may appoint a successor Escrow Agent with the consent of MessageMedia, which shall not be unreasonably withheld. If, within such notice period, DoubleClick provides to Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Property then held by Escrow Agent to such successor, Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Property to such designated successor, who shall assume all of Escrow Agent's rights and obligations hereunder. If no successor is so appointed, Escrow Agent may apply to a court of competent jurisdiction for such appointment.

                  12. General.

                      (a) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                      (b) Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York other than the conflicts of law principles thereof.

                      (c) Counterparts. This Agreement may be executed in two or more counterparts (including facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      (d) Entire Agreement. Except for the provisions of the Note Purchase Agreement and the Merger Agreement referenced herein, this Agreement and the Merger Agreement constitute the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the Parties with respect to the subject matter hereof.

                      (e) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                      (f) Amendment. This Agreement may be amended only with the written consent of DoubleClick, Escrow Agent and MessageMedia .

                  [Remainder of page intentionally left blank.]

                  IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

                                           DOUBLECLICK INC.


                                           By: /s/ DAVID ROSENBLATT
                                              ------------------------------
                                           Name:  David Rosenblatt
                                           Title: President, Technology Data
                                                   and Research


                                           MESSAGEMEDIA, INC.


                                           By: /s/ A. LAURENCE JONES
                                              ------------------------------
                                           Name:  A. Laurence Jones
                                           Title: President and Chief Executive
                                                   Officer

                                           FIRST UNION NATIONAL BANK, as
                                           Escrow Agent


                                           By: /s/ LINDA J. SCHNEIDER
                                              ------------------------------
                                           Name:  Linda J. Schneider
                                           Title: Assistant Vice President













                      [SIGNATURE PAGE FOR ESCROW AGREEMENT]